Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Film Department Holdings LLC
West Hollywood, California
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 9, 2009, except for Note 12 as to which the date is November 24, 2009 relating to the consolidated financial statements of The Film Department Holdings LLC, which is contained in that Prospectus. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Los Angeles, California
January 21, 2010